                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          PULITZER PUBLISHING COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                          PULITZER PUBLISHING COMPANY
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
     Not Applicable
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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                          PULITZER PUBLISHING COMPANY
                           900 NORTH TUCKER BOULEVARD
                           ST. LOUIS, MISSOURI 63101
                                 (314) 340-8000

                                                                  March 29, 1996

Dear Fellow Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 10:00 A.M., Central Daylight Time, on Wednesday, April 24, 1996, at WDSU-TV, 846 Howard Avenue, New Orleans, Louisiana 70113.

     Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote for the election of the three persons nominated as Class A directors of the Company to three-year terms expiring in 1999, for the proposal to amend the Pulitzer Publishing Company 1994 Stock Option Plan and for the ratification of the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 1996 fiscal year.

     At the meeting, the Board of Directors will report on the Company's affairs, and a discussion period will be provided for questions and comments.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request that you sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

     Thank you for your cooperation.

                                          Very truly yours,

                                          [SIG]

                                          MICHAEL E. PULITZER
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                          PULITZER PUBLISHING COMPANY

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               ------------------

                                                             St. Louis, Missouri
                                                                  March 29, 1996

     The Annual Meeting of Stockholders of Pulitzer Publishing Company will be held at WDSU-TV, 846 Howard Avenue, New Orleans, Louisiana 70113 on Wednesday, April 24, 1996, at 10:00 A.M., Central Daylight Time, for the following purposes:

          1. To elect three Class A directors to three-year terms expiring in 1999.

          2. To consider and vote upon a proposal to approve an amendment of the Pulitzer Publishing Company 1994 Stock Option Plan which would modify automatic option grants to non-employee directors in order to reflect capital changes, including the 1995 stock split.

          3. To ratify the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for the 1996 fiscal year.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 8, 1996, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of such stockholders will be available for inspection ten days prior to the Annual Meeting at the Company's executive offices, located at 900 North Tucker Boulevard, St. Louis, Missouri 63101.

     Stockholders are requested to complete, date and return the enclosed form of proxy in the envelope provided. No postage is required if mailed in the United States.

                                          JAMES V. MALONEY
                                          Secretary

                          PULITZER PUBLISHING COMPANY
                           900 NORTH TUCKER BOULEVARD
                           ST. LOUIS, MISSOURI 63101

                               ------------------

                                PROXY STATEMENT

                               ------------------

                              GENERAL INFORMATION

PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of the Common Stock, $.01 par value per share ("Common Stock"), and Class B Common Stock, $.01 par value per share ("Class B Common Stock"), of Pulitzer Publishing Company (the "Company) in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on April 24, 1996, or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business which will come before the meeting.

     Proxies for use at the meeting were first mailed to stockholders on or about March 27, 1996, and will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram by the officers or regular employees of the Company. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies will be voted for the election of the three persons nominated as Class A directors of the Company, for the proposal to approve the amendment of the Pulitzer Publishing Company 1994 Stock Option Plan and for the ratification of Deloitte & Touche LLP as independent auditors of the Company for the 1996 fiscal year.

     The affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of directors and a vote of a majority of the aggregate voting power of the shares present in person or represented by proxy and entitled to vote at the meeting is required for the proposal to approve the amendment of the Pulitzer Publishing Company 1994 Stock Option Plan, for the ratification of the appointment of Deloitte & Touche LLP and for the approval of such other matters as may properly come before the meeting or any adjournment thereof. A stockholder entitled to vote for the election of directors can withhold authority to vote for all nominees or can withhold the authority to vote for any one or more nominees. Abstentions from the vote regarding the proposal to approve the amendment of the Pulitzer Publishing Company 1994 Stock Option Plan, the ratification of appointment of Deloitte & Touche LLP or the approval of such other matters as may properly come before the meeting or any adjournment thereof are treated as votes against the proposal. Broker non-votes are treated as shares as to which the beneficial owners have withheld voting authority and, therefore, as shares not entitled to vote on the matter as to which there is a broker non-vote.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record at the close of business on March 8, 1996, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The Company had outstanding on March 8, 1996, 4,733,571 shares of Common Stock, each of which is entitled to one vote upon matters presented at the meeting, and 11,669,412 shares of Class B Common Stock, each of which is entitled to ten votes upon matters presented at the meeting. 11,636,201 of the shares of Class B Common Stock are held in a voting trust. It is expected that the shares held in the voting trust will be voted for the election of the three persons nominated as Class A directors, for the proposal to approve the amendment of the Pulitzer Publishing Company 1994 Stock Option Plan and for the ratification of Deloitte & Touche LLP as independent auditors of the Company for the 1996 fiscal year. See "Principal Stockholders -- Voting Trust."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and Class B Common Stock as of March 8, 1996, (i) by each director of the Company, (ii) by each person known by the Company to own beneficially 5% or more of its Common Stock, (iii) by the executive officers named in the Summary Compensation Table and (iv) by all directors and officers as a group.

                                                                     CLASS B
                                            COMMON STOCK           COMMON STOCK       PERCENT OF AGGREGATE
                                         -------------------   --------------------       VOTING POWER
                                          NUMBER                 NUMBER               OF COMMON STOCK AND
        DIRECTORS, OFFICERS AND             OF                     OF                    CLASS B COMMON
            5% STOCKHOLDERS               SHARES     PERCENT     SHARES     PERCENT          STOCK
---------------------------------------  ---------   -------   ----------   -------   --------------------
Trustees of Pulitzer Voting Trust(1)...        --        --%   11,636,201     99.7%           95.8%
Emily Rauh Pulitzer(2)(3)..............        --        --     5,097,027     43.7            42.0
Michael E. Pulitzer(2)(4)..............        --        --     2,868,181     24.6            23.6
David E. Moore(2)(5)...................       137         *     3,092,466     26.5            25.5
James M. Snowden, Jr.(6)...............     5,000         *            --       --              **
Peter J. Repetti(6)....................     5,000         *            --       --              **
Alice B. Hayes(6)......................     2,250         *            --       --              **
Ronald H. Ridgway(2)(7)................   106,282       2.2            --       --              **
Ken J. Elkins(2)(8)....................   108,848       2.3            --       --              **
Nicholas G. Penniman IV(2)(9)..........    95,708       2.0            --       --              **
C. Wayne Godsey(10)....................    21,499         *            --       --              **
Gabelli Funds, Inc.(11)................   459,500       9.7            --       --              **
  One Corporate Center
  Rye, New York 10580-1434
Nicholas Company, Inc.(12).............   301,600       6.4
  701 North Water Street
  Milwaukee, Wisconsin 53202
SoGen International Funds(13)..........   514,250      10.9
  1221 Avenue of the Americas
  New York, NY 10020
All directors and officers as a group
  (16 persons)(2)(14)..................   403,200       8.5%   11,057,674     94.8%           91.4%

---------------
  *  Represents less than 1% of the outstanding Common Stock.

 ** Represents less than 1% of the aggregate voting power of Common Stock and Class B Common Stock.

 (1) The Trustees of the Pulitzer Voting Trust are Michael E. Pulitzer, David E. Moore, Emily Rauh Pulitzer, Ken J. Elkins, Nicholas G. Penniman IV, Ronald
     H. Ridgway and William F. Woo. The Pulitzer Voting Trust and each of the individual Trustees may be reached at 900 North Tucker Boulevard, St. Louis, Missouri 63101.

 (2) Excludes shares which may be deemed to be beneficially owned solely as a trustee of the Pulitzer Voting Trust.

 (3) 4,463,214 of such shares are held in a trust of which Mrs. Pulitzer is the beneficial owner.

 (4) Includes 1,000 shares beneficially owned by the wife of Michael E. Pulitzer. Mr. Pulitzer disclaims beneficial ownership of these shares.

 (5) Includes 275 shares of Class B Common Stock and 137 shares of Common Stock beneficially owned by the wife of David E. Moore. Mr. Moore disclaims beneficial ownership of these shares.

 (6) Includes 2,250 shares which may be acquired upon the exercise of options granted under the 1994 Stock Option Plan which are exercisable within 60 days of the date hereof.

 (7) Includes 93,646 shares which may be acquired upon the exercise of options granted under the 1986 Employee Stock Option Plan and the 1994 Stock Option Plan which are exercisable within 60 days of the date hereof.

 (8) Includes 95,729 shares which may be acquired upon the exercise of options granted under the 1986 Employee Stock Option Plan and the 1994 Stock Option Plan which are exercisable within 60 days of the date hereof.

 (9) Includes 83,333 shares which may be acquired upon the exercise of options granted under the 1986 Employee Stock Option Plan and the 1994 Stock Option Plan which are exercisable within 60 days of the date hereof.

(10) Includes 20,812 shares which may be acquired upon the exercise of options granted under the 1986 Employee Stock Option Plan and the 1994 Stock Option Plan which are exercisable within 60 days of the date hereof.

(11) This figure is based on information set forth in Amendment No. 3 to
     Schedule 13D dated December 28, 1995, filed by Gabelli Funds, Inc., and its investment adviser, GAMCO, with the Securities and Exchange Commission. The
     Schedule 13D, as amended, states that (i) Gabelli Funds, Inc. has the sole power to vote, or direct the vote of, and the sole power to dispose or direct the disposition of, 80,000 of such shares, and (ii) GAMCO has the sole power to vote, or direct the vote of, 327,000 of such shares, and the sole power to dispose or direct the disposition of, 379,500 of such shares.

(12) This figure is based on information set forth in Schedule 13G dated January 26, 1996, filed by Nicholas Company, Inc. with the Securities and Exchange Commission. The Schedule 13G states that Nicholas Company, Inc. has the sole power to dispose or direct the disposition of such shares.

(13) This figure is based on information set forth in Schedule 13G dated February 14, 1996, filed by SoGen International Fund, Inc. and its investment adviser, Societe Generale Asset Management Corp., with the Securities and Exchange Commission. The Schedule 13G states that (i) SoGen International Fund, Inc. shares with its investment adviser the power to vote, or direct the vote of, and the power to dispose or direct the disposition of 255,000 of such shares, and (ii) Societe Generale Asset Management Corp. shares with its investment advisor clients the power to vote, or direct the vote of, and the power to dispose or direct the disposition of, 259,250 of such shares.

(14) Includes 325,253 shares which may be acquired upon the exercise of options granted under the 1986 Employee Stock Option Plan which are exercisable within 60 days of the date hereof and 32,581 shares which may be acquired upon the exercise of options granted under the 1994 Stock Option Plan which are exercisable within 60 days of the date hereof.

VOTING TRUST

     Stockholders of the Company holding 11,636,201 shares of Class B Common Stock, representing 95.8% of the combined voting power of the Company's outstanding Common Stock and Class B Common Stock, have entered into an agreement providing for the creation of a voting trust (the "Voting Trust"). These Class B stockholders have deposited their shares of Class B Common Stock into the Voting Trust and have received from the Voting Trust one or more certificates ("Voting Trust Certificates") evidencing their interest in the shares so deposited.

     The current trustees of the Voting Trust are Michael E. Pulitzer, David E. Moore, Emily Rauh Pulitzer, Ken J. Elkins, Nicholas G. Penniman IV, Ronald H. Ridgway and William F. Woo (the "Trustees"). The Trustees generally have all voting rights with respect to the shares of Class B Common Stock subject to the Voting Trust; however, in connection with certain matters, including any proposal for a merger, consolidation, recapitalization or dissolution of the Company or disposition of all or substantially all its assets, the calling of a special meeting of stockholders and the removal of directors, the Trustees may not vote the shares deposited in the Voting Trust except in accordance with written instructions from the holders of the Voting Trust Certificates. The Voting Trust permits the conversion of the Class B Common Stock deposited in the Voting Trust into Common Stock in connection with certain permitted transfers, including, without limitation, sales which are exempt from the registration requirements of the Securities Act of 1933, as amended, sales which meet the volume and manner of sale requirements of Rule 144 promulgated thereunder and sales which are made pursuant to registered public offerings. The Voting Trust may be terminated with the written consent of holders of two-thirds of the outstanding Class B Common Stock deposited in the Voting Trust. Unless extended or terminated by the parties thereto, the Voting Trust expires on January 16, 2001.

                             ELECTION OF DIRECTORS

     The members of the Company's Board of Directors are divided into three classes, with the term of office of one class expiring in each year. Three Class A Directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of Emily Rauh Pulitzer, Alice B. Hayes and James M. Snowden, Jr., to serve until the 1999 Annual Meeting of Stockholders and until their successors shall have been duly elected and shall qualify. Each of the nominees now serves as a Class A director of the Company. In the event any of these nominees shall be unable to serve as a director, discretionary authority is reserved to vote for a substitute. The Board of Directors has no reason to believe that any of these nominees will be unable to serve.

                                   MANAGEMENT

     The following table sets forth certain information concerning the Company's executive officers and directors.

                                                                       DATE OF                 TERM
                                                                      EMPLOYMENT   DIRECTOR   EXPIRES
          NAME, AGE AND CLASS            POSITIONS WITH THE COMPANY   BY COMPANY    SINCE       IN
---------------------------------------  ---------------------------  ----------   --------   -------
NOMINEES FOR ELECTION AS
  CLASS A DIRECTORS
Emily Rauh Pulitzer; 62(1).............  Director                          --        1993       1996
Alice B. Hayes; 58.....................  Director                          --        1993       1996
James M. Snowden, Jr.; 52..............  Director                          --        1986       1996
DIRECTORS CONTINUING IN OFFICE
  CLASS B DIRECTORS
Michael E. Pulitzer; 66(1).............  Director; Chairman of the
                                           Board, President and
                                           Chief Executive Officer       1960        1964       1997
Ronald H. Ridgway; 57..................  Director; Senior Vice
                                           President -- Finance          1970        1979       1997
Peter J. Repetti; 78...................  Director                          --        1984       1997
  CLASS C DIRECTORS
David E. Moore; 72(1)..................  Director                          --        1984       1998
Ken J. Elkins; 58......................  Director; Senior Vice
                                           President -- Broadcasting
                                           Operations                    1976        1983       1998
Nicholas G. Penniman IV; 58............  Director; Senior Vice
                                           President -- Newspaper
                                           Operations                    1975        1976       1998
OTHER EXECUTIVE OFFICERS
C. Wayne Godsey; 49....................  Executive Vice President
                                         and Director of Pulitzer
                                           Broadcasting Company          1988          --         --
Glenn A. Christopher; 74...............  Director Emeritus               1940        1968         --
James V. Maloney; 46...................  Secretary                       1969          --         --
R. Jeffrey Edwards; 41.................  Vice President                  1982          --         --

---------------
(1) Michael E. Pulitzer is a cousin of David E. Moore and a brother-in-law of Emily Rauh Pulitzer.

     EMILY RAUH PULITZER is the widow of Joseph Pulitzer, Jr. Mrs. Pulitzer was a curator of the St. Louis Art Museum from 1964 through 1973. She currently serves certain St. Louis and national charitable, civic and arts organizations.

     ALICE B. HAYES has been President of the University of San Diego since July 1995. From July 1989 through May 1995, Dr. Hayes was Executive Vice President and Provost of St. Louis University, St. Louis, Missouri, and for over five years prior thereto held various academic positions at Loyola University of Chicago.

     JAMES M. SNOWDEN, JR. has been an Executive Vice President and a director of Huntleigh Securities Corporation since November 6, 1995. Mr. Snowden was a Vice President of A.G. Edwards & Sons, Inc. from June 1984 through November 3, 1995 and was a director of A.G. Edwards & Sons, Inc. from March 1988 through February 1994. The Company has retained, and intends to retain in the future, Huntleigh Securities Corporation as financial advisors in connection with such financial matters as it deems appropriate.

     MICHAEL E. PULITZER was elected Chairman of the Board on June 11, 1993, and has served as President and Chief Executive Officer since April 1986. Mr. Pulitzer served as Vice Chairman of the Board from April 1984 through March 1986 and as President and Chief Operating Officer from April 1979 through March 1984. Pursuant to the terms of Mr. Pulitzer's Employment Agreement, the Company has agreed to use its best efforts to cause Mr. Pulitzer to be a member of its Board of Directors.

     RONALD H. RIDGWAY, prior to his present position with the Company, served as Vice President -- Finance from April 1984 through March 1986, as Treasurer from April 1979 through March 1986, and as Secretary and Assistant Treasurer from January 1978 through March 1979.

     PETER J. REPETTI is a retired partner in the law firm of Fulbright & Jaworski L.L.P. (and its predecessor firm, Reavis & McGrath) in which he was a partner for over 35 years. The Company has retained, and intends to retain in the future, Fulbright & Jaworski L.L.P. as attorneys in connection with such legal matters as it deems appropriate. Mr. Repetti is also a director of Block Drug Company, Inc.

     DAVID E. MOORE is Editorial Director of International Business, which he founded in 1988 and sold to the Labyrinth Group PLC in June 1995. Mr. Moore is also Chairman of International Business Network, Inc., an electronics gateway service. From 1969 through July 1987, Mr. Moore was associated with the Westchester Business Journal and the Connecticut Business Journal where he served as Editor and Publisher. He was the owner of those newspapers from 1974 through January 1985. Pursuant to the terms of Mr. Moore's consulting agreement with the Company, the Company has agreed to use its best efforts to cause Mr. Moore to be a member of its Board of Directors.

     KEN J. ELKINS, prior to his election to his present position with the Company, served as Vice President -- Broadcast Operations from April 1984 through March 1986 and prior to that time served as a general manager of certain of the Company's television stations. He is also a director of Commerce Bank of St. Louis.

     NICHOLAS G. PENNIMAN IV, prior to his election to his present position with the Company, served as Vice President -- Newspaper Operations and General Manager of the St. Louis Post-Dispatch ("Post Dispatch") from April 1984 through March 1986 and as Assistant General Manager of the Post-Dispatch from January 1978 through March 1984. Mr. Penniman also serves as Publisher of the Post-Dispatch. He is also a trustee of the Pilot Funds.

     C. WAYNE GODSEY has served as Executive Vice President since September 1993, and as a Director since January 1995, of Pulitzer Broadcasting Company, a wholly-owned subsidiary of the Company. From December 1987 until September 1993, Mr. Godsey served as Vice President/General Manager of KOAT-TV, the Company's Albuquerque, New Mexico television station.

     GLENN A. CHRISTOPHER was elected Director Emeritus on May 13, 1993. Prior thereto, he served as Director and Vice-Chairman of the Board from April 1986, as President and Chief Executive Officer from April 1984 through March 1986, and as Vice President -- Newspaper Operations and General Manager of the Post-Dispatch from January 1978 through March 1984.

     JAMES V. MALONEY has served as Secretary of the Company since January 1984 and was appointed Director of Shareholder Relations in June 1987.

     R. JEFFREY EDWARDS has served as Vice President since May 1992. Mr. Edwards, prior to his election to his present position with the Company, served as Treasurer from April 1986 until May 1992 and as Director of Taxes from August 1982 through March 1986. From September 1979 through July 1982, he was employed as a certified public accountant with Ernst & Whinney (predecessor firm to Ernst & Young LLP).

     During 1995, the Board of Directors of the Company held nine meetings. Each director attended more that seventy-five percent (75%) of the Board meetings and meetings of Board committees on which he or she served.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the 1995 fiscal year, its officers, directors and holders of more than 10% of the Company's Common Stock and Class B Common Stock complied with all Section 16(a) filing requirements.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company has an Audit Committee, Compensation Committee, Executive Committee, Finance Committee, Nominating Committee and Planning Committee.

     The Audit Committee consists of the two directors who are determined to be independent directors under the corporate responsibility requirements for companies listed on the New York Stock Exchange. The Audit Committee, which met three times during 1995, is responsible to the Board of Directors for overseeing and reviewing audit results and monitoring the effectiveness of internal audit functions. James M. Snowden, Jr. and Alice B. Hayes currently serve as members of this Committee.

Compensation Committee Interlocks and Insider Participation

     James M. Snowden, Jr., a member of the Compensation Committee, is an Executive Vice President and a director of Huntleigh Securities Corporation. Since November 6, 1995, Huntleigh Securities Corporation has had a retainer relationship with the Company with respect to general financial advisory services. The Company intends to retain Huntleigh Securities Corporation in the future as financial advisors in connection with such financial matters as it deems appropriate.

     David E. Moore, a member of the Compensation Committee, is party to a consulting agreement with the Company pursuant to which the Company paid Mr. Moore $114,000 in 1995 and to which the Company will pay Mr. Moore $121,200 in 1996. The consulting agreement provides for automatic renewals.

     William Bush, an advisory member of the Compensation Committee, is a partner in Fulbright & Jaworski L.L.P. The Company has retained, and intends to retain in the future, Fulbright & Jaworski L.L.P. as attorneys in connection with such legal matters as it deems appropriate.

     The Compensation Committee consists of Michael E. Pulitzer, who is Chairman and an employee of the Company, and two directors who are not officers of the Company. The Board of Directors may at its discretion appoint a fourth person, who, if he is not a director, shall be an advisory member of the Compensation Committee. The Compensation Committee, which met four times during 1995, renders advice with respect to compensation matters and administers, among other things, the Annual Incentive Compensation Plan, the Pulitzer Publishing Company 1994 Stock Option Plan and the Pulitzer Publishing Company 1994 Key Employees' Restricted Stock Purchase Plan. In addition to Michael E. Pulitzer, David E. Moore and James M. Snowden, Jr. currently serve as members of this Committee. William Bush serves as an advisory member of this Committee.

     The Executive Committee consists of the four directors who hold the positions of President, Senior Vice President -- Finance, Senior Vice President -- Newspaper Operations, Senior Vice President -- Broadcasting Operations and one or more directors who are not officers of the Company. The Executive Committee, which met one time during 1995, exercises the power and authority of the Board of Directors during the period between Board meetings, subject to certain limitations. Michael E. Pulitzer, Ronald H. Ridgway, Nicholas G. Penniman IV, Ken J. Elkins and David E. Moore currently serve as members of this Committee.

     The Finance Committee consists of the three directors who hold the positions of President, Senior Vice President -- Finance and Senior Vice President -- Newspaper Operations and, in the discretion of the Board of Directors, a fourth person, designated by resolution adopted by a majority of the whole Board of Directors, who, if he is not a director, shall be an advisory member. The Finance Committee, which met ten times and acted nine times by unanimous written consent during 1995, may exercise, in general, the authority of the Board with respect to approval or disapproval of contracts obligating the Company for more than $25,000 but not more than $350,000 ($700,000 with respect to the Post-Dispatch). Michael E. Pulitzer, Ronald H. Ridgway and Nicholas G. Penniman IV currently serve as members of this Committee.

     The Nominating Committee consists of two or more directors who are designated by resolution adopted by a majority of the whole Board. The Nominating Committee, which met one time in 1995, recommends qualified candidates to the Board of Directors and/or the stockholders for election as directors of the Company. David E. Moore, Peter J. Repetti and James M. Snowden, Jr. currently serve as members of this Committee.

     The Planning Committee consists of the four directors who hold the positions of President, Senior Vice President -- Finance, Senior Vice President -- Newspaper Operations and Senior Vice President -- Broadcasting Operations and, in the discretion of the Board of Directors, up to five additional persons, designated by resolution adopted by a majority of the whole Board of Directors, each of whom, if he or she is not a director, shall be an advisory member. The Planning Committee, which met three times during 1995, may consider and develop short and long-term plans and strategies for the Company for presentation to the Board of Directors for consideration and appropriate action. Michael E. Pulitzer, Ronald H. Ridgway, Nicholas G. Penniman IV, Ken J. Elkins, David E. Moore, Alice B. Hayes and Emily Rauh Pulitzer currently serve as members of this Committee. William F. Woo, Editor of the Post-Dispatch, serves as an advisory member of this Committee.

DIRECTOR COMPENSATION

     Compensation for non-employee directors is set at $5,000 per year. In addition, each non-employee director receives $750 for each meeting of the Board of Directors or any of its committees he or she attends in person or by telephone, a $1,000 travel allowance if he or she attends in person, and a per diem payment of $150 for each day he or she stays overnight in St. Louis or elsewhere in connection with any meeting of the Board of Directors or any of its Committees.

     Pursuant to the Pulitzer Publishing Company 1994 Stock Option Plan, options to purchase 1,000 shares of Common Stock are automatically granted to each non-employee director (other than directors who beneficially own 1% or more of any class of capital stock of the Company) on the date following each Annual Meeting of Stockholders. As amended (subject to approval by the stockholders at the Annual Meeting), the annual grant for 1996 would be 1,500 shares and future annual grants would be for 1,250 shares, subject to adjustments for future capital changes, if any. The exercise price per share is equal to the fair market value per share of Common Stock on the date of grant. Unless sooner terminated pursuant to the terms of the Pulitzer Publishing Company 1994 Stock Option Plan, each option expires ten years from the date of grant. At present, the non-employee directors eligible to participate in the Pulitzer Publishing Company 1994 Stock Option Plan are Ms. Hayes and Messrs. Repetti and Snowden.

     David E. Moore, a director and member of the Compensation Committee, is party to a consulting agreement with the Company, dated October 21, 1986, pursuant to which Mr. Moore provides, at the request of the President, managerial advice regarding the business operations of the Company and its subsidiaries and general business advice regarding long-term strategic planning. For his services under the agreement, Mr. Moore was paid $114,000 in 1995, and Mr. Moore will be paid $121,200 in 1996. The consulting agreement provides for automatic renewals unless terminated by either party not later than December 1 of any calendar year.

     Peter J. Repetti, a director, is party to an oral consulting agreement with the Company pursuant to which he functions as a senior advisor with respect to business and legal matters. The Company pays Mr. Repetti a quarterly fee of $12,500 for his services under the agreement pursuant to which he received $50,000 in 1995. The consulting agreement is terminable at any time by either party.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The philosophy of the Company's executive compensation policy is to have programs which enable the Company to attract and retain key executives, promote improved corporate performance and are directly linked to increasing stockholder values. The following guidelines were established in carrying out the Company's policy:

     a) Base salaries should be maintained at levels consistent with competitive market pay practices.

     b) Executives should have a meaningful portion of their compensation at risk.

     c) A portion of executive compensation should be tied to the performance of the Company.

     d) Executive compensation should provide long-term incentives which align the executive's interests with those of the stockholders.

     e) Executive compensation should be subject to objective review by the Compensation Committee.

     The Compensation Committee is comprised of four members, three of whom are directors and one of whom is an advisory member who is a partner in the law firm that serves as the Company's general counsel. Michael E. Pulitzer is the only member who is an employee of the Company. Although a member of the Compensation Committee, Mr. Pulitzer does not participate in decisions relating to his own compensation. The Committee, from time-to-time, utilizes the services of independent compensation consultants.

EXECUTIVE COMPENSATION PROGRAM

     The Company's executive compensation program is comprised of the following three key components:

     Base Salary -- Base salaries for the executives named in the compensation tables (the "Named Executives") are reviewed annually by the Compensation Committee, which takes into account competitive pay levels by making comparisons with other media companies. The Company participates in an annual media compensation survey conducted by an independent compensation consultant in order to have access to competitive pay levels at other media companies. This survey included 81 media companies which voluntarily participate, including all of the companies in the S&P Publishing-Newspaper Index but excluding one of the companies in the S&P Broadcast Media Index. The Committee also considers (i) a number of factors relating to the particular executive, including individual performance, level of experience, ability and knowledge of the job and (ii) overall corporate performance, including operating cash flow, after tax cash flow, net income and earnings per share, without emphasizing any specific aspect. Collectively, the salaries of the Named Executives were above the median salaries but below the 75th percentile for similar executives as reported in the survey. The Committee believes that the base salary levels are reasonable and necessary to retain these key employees.

     Annual Incentive Compensation Plan -- Under the Annual Incentive Compensation Plan, an amount, not to exceed 75% of an employee's annual base salary, may be awarded by the Compensation Committee based on certain criteria. Participants may earn from 0 to 140% of target bonuses. The Compensation Committee, based on recommendations made to it by an independent compensation consultant, has determined that, generally, annual incentive awards should range from 10% of base salary for junior executives to 50% of base salary for the chief executive officer. The criterion for bonuses is a quantitative measure based on the actual level of operating cash flow (operating income before depreciation and amortization) compared to an operating cash flow goal established by the Committee at the beginning of the year. The Committee believes that the Company's operating cash flow performance will be reflected in stockholder values over the long term. Operating cash flow goals established for the St. Louis Post-Dispatch (the "Post-Dispatch"), publishing and broadcasting segments and consolidated were used as performance measurements depending upon the area(s) of responsibility of the Named Executives. Actual operating cash flows for 1995 as a percentage of the goals established for the four performance measurements ranged from 88% to 113%.

     For 1995, the Named Executives as a group were paid 111% of their combined target bonus amount. In addition to payments under the Annual Incentive Compensation Plan, the Committee awarded a special cash bonus of $25,000 to Ken
J. Elkins for his efforts in negotiating new ten-year network affiliation agreements for the Company's nine television stations. Special cash bonuses of $25,000 each also were awarded to Nicholas G. Penniman IV and Ronald H. Ridgway for their efforts in the disposition of the Company's Chicago newspaper property in December, 1994. The size of the awards was based on the subjective judgment of the Compensation Committee.

     Stock Compensation -- Stock compensation is comprised of stock options and restricted stock. These programs provide key executives with an opportunity to increase their ownership of Company stock, thereby aligning the executives' interests more closely with those of the stockholders. The Compensation Committee is responsible for administering the plans. Grant levels are based on subjective judgment, taking into account individual performance, competitive practices of other media companies and the number and value of options and restricted stock held by an individual, without emphasizing any factor. No particular emphasis is placed on corporate performance. Grants made under the stock option and restricted stock plans for 1995 to the Named Executives are reflected in the compensation table. Stock options were granted with an exercise price equal to the market value of the Common Stock on the date of grant, vest over three years and are exercisable over ten years. Michael E. Pulitzer was not eligible to receive any grants of options or shares under the stock option or restricted stock plans in 1995. The aggregate value of the stock options and restricted stock granted to Messrs. Elkins, Penniman and Ridgway and stock options granted to Mr. Godsey was between the median and 75th percentile of the value of long-term incentive grants for similar executives as reported in the survey. The long-term incentive portion of the survey was comprised of 26 companies, including all but one of the companies in the S&P Publishing (Newspapers) Index and all but two of the companies in the S&P Broadcast Media Index.

     Changes made in 1993 to the Internal Revenue Code of 1986, as amended (the "Code"), imposed certain limitations on the deductibility of executive compensation paid by public companies for taxable years beginning in or after 1994. In general, under the new limitations, the Company will not be able to deduct annual compensation paid to certain executive officers in excess of $1,000,000 except to the extent that such compensation qualifies as "performance-based compensation" (or meets other exceptions not here relevant). Non-deductibility would result in additional tax cost to the Company. It is possible that at least some of the cash and equity-based compensation paid or payable to the Company's executive officers will not qualify for the "performance-based compensation" exclusion under the deduction limitation provisions of the Code. Nevertheless, the Committee anticipates that in making compensation decisions it will give consideration to the net cost to the Company (including, for this purpose, the potential limitation on deductibility of executive compensation). Indeed, to lessen the likelihood that a portion of Michael E. Pulitzer's or any other senior executive's compensation for any year will not be nondeductible, the Board of Directors adopted the Pulitzer Publishing Company Senior Executive Deferred Compensation Plan (the "Deferred Compensation Plan") pursuant to which payment of senior executives' bonus compensation will be deferred to the extent necessary to avoid a loss of deduction by the Company. In 1995, a total of $250,314 of Mr. Pulitzer's compensation was deferred under the Deferred Compensation Plan. Compensation deferred under the Deferred Compensation Plan is an unsecured obligation of the Company, bears interest at an annual rate equal to the one-year Treasury rate at the beginning of each year and, in general, will be paid or begin being paid following the date of the termination of a participating executive's employment with the Company. Nevertheless, there is no assurance that all of the compensation paid or payable to Mr. Pulitzer or certain other executives for any year will be deductible in full by the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Michael E. Pulitzer's base salary for 1995 was increased to $800,000 from $770,000 (effective January 1, 1995). Mr. Pulitzer was awarded a bonus under the Company's Annual Incentive Compensation Plan for 1995 of $440,000, of which $250,314 was deferred. His target bonus was set at 50% of base salary. The actual bonus paid represented 110% of the target. One hundred percent of the bonus was based on the achievement of consolidated operating cash flow measured against the goal established by the Compensation Committee for 1995. The aggregate compensation paid to Mr. Pulitzer in 1995 was deemed appropriate by the Committee (without the participation of Mr. Pulitzer) considering the overall performance of the Company, taking into account the Company's operating cash flow, after tax cash flow, net income and earnings per share, and the performance of Mr. Pulitzer, including his years of experience and stature in the publishing and broadcasting industries. The total compensation paid to Mr. Pulitzer in 1995 was below the median of the total compensation, including long term incentives, of chief executive officers of similar media companies. As stated above, Mr. Pulitzer does not participate in the Company's long-term stock compensation plans.

                                          Compensation Committee
                                          of the Board of Directors:

                                          MICHAEL E. PULITZER, Chairman
                                          DAVID E. MOORE
                                          JAMES M. SNOWDEN, JR.
                                          WILLIAM BUSH, Advisory Member

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows the compensation paid each of the last three fiscal years to the five most highly compensated executive officers of the Company for 1995:

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                              ---------------------------------
                                                ANNUAL COMPENSATION                   AWARDS            PAYOUTS
                                        -----------------------------------   -----------------------   -------

              (A)                (B)       (C)        (D)          (E)            (F)          (G)        (H)           (I)
      NAME AND PRINCIPAL         YEAR   SALARY($)   BONUS($)   OTHER ANNUAL    RESTRICTED    OPTIONS/    LTIP        ALL OTHER
           POSITION                                            COMPENSATION   STOCK AWARDS   SARS(3)    PAYOUTS   COMPENSATION(4)
                                                                   ($)            ($)          (#)        ($)           ($)
-------------------------------  ----   ---------   --------   ------------   ------------   --------   -------   ---------------
Michael E. Pulitzer............  1995   $ 800,000   $441,072        $0                 $0          0       $0     $      8,775
  Chairman of the Board,         1994     769,154    500,500         0                  0          0        0            9,307
  President and Chief            1993     659,332    345,613         0                  0          0        0            8,734
  Executive Officer

Ken J. Elkins..................  1995     364,000    204,589         0            51,081(1)   22,500        0          15,986
  Senior Vice President --       1994     349,540    182,000         0                 0      25,000        0          16,450
  Broadcasting Operations        1993     326,100    154,608         0            43,862(2)   12,500        0          16,207
Nicholas G. Penniman IV........  1995     292,000    130,624         0            51,081(1)   12,500        0           6,452
  Senior Vice President --       1994     279,737    143,360         0                 0      18,750        0           7,350
  Newspaper Operations           1993     266,161    101,549         0                 0      12,500        0           7,107
Ronald H. Ridgway..............  1995     255,000    137,658         0            51,081(1)   15,000        0           6,413
  Senior Vice President --       1994     244,615    127,400         0                 0      18,750        0           7,350
  Finance                        1993     224,770    115,125         0            43,862(2)   12,500        0           7,057
C. Wayne Godsey................  1995     201,552     95,551         0                 0       9,000        0           5,100
  Executive Vice President       1994     193,727     90,578         0                 0       5,000        0           5,297
  Pulitzer Broadcasting Company  1993     143,361     60,526         0                 0       5,000        0          10,225

---------------
 (1) The grant was for 1,250 shares representing a value of $51,081 based on the closing price of the Common Stock of $40.875 on the date of grant. At December 31, 1995, the value of the stock granted to Messrs. Elkins, Penniman and Ridgway was $59,675, $59,675 and $59,675, respectively. All of the stock vested upon grant, and dividends have been paid thereon. None of the named Executive Officers holds restricted stock which did not fully vest upon grant.

 (2) The grant was for 1,300 shares representing a value of $43,862 based on the closing price of the Common Stock of $33.75 on the date of grant. At December 31, 1995, the value of the stock granted to Messrs. Elkins and Ridgway was $62,062 and $62,062, respectively. All of the stock vested upon grant, and dividends have been paid thereon.

 (3) Stock options have been adjusted for 1994 and 1993 to reflect the impact of a Common Stock and Class B Common Stock split, effected in the form of a 25% stock dividend, declared by the Company's Board of Directors on January 4, 1995.

 (4) Includes the Company's contributions to the Pulitzer Retirement Savings Plan, in the amount of $5,100, $5,100, $5,100, $5,100 and $4,511, respectively, in the cases of Messrs. Pulitzer, Elkins, Penniman, Ridgway and Godsey, the Company's payments of insurance premiums of $3,675, $1,386, $1,352, $1,313 and $589, respectively, in the cases of Messrs. Pulitzer, Elkins, Penniman, Ridgway and Godsey and the Company's payment of an annual auto allowance to Ken J. Elkins of $9,500 in 1995 and $9,100 in 1994 and 1993.

     The following table provides information on option grants in fiscal 1995 to the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

(A)                               (B)          (C)             (D)                (E)           (F)            (G)
                                                                                                 POTENTIAL REALIZABLE
                                                                                                       VALUE AT
                                                                                                  END OF OPTION TERM
                                                % OF TOTAL                                             ASSUMING
                                                 OPTIONS                                          ANNUAL STOCK PRICE
                                   OPTIONS      GRANTED TO                                      APPRECIATION RATES OF:
                                   GRANTED     EMPLOYEES IN    EXERCISE PRICE     EXPIRATION    ----------------------
             NAME                 (SHARES)     FISCAL 1995       (PER SHARE)         DATE        5%($)        10%($)
-------------------------------   ---------    ------------    ---------------    ----------    --------    ----------
Michael E. Pulitzer............           0           0%           $  .00                --     $      0    $        0
Ken J. Elkins..................    22,500(1)       15.9             45.875         12/19/05      649,238     1,645,088
Nicholas G. Penniman IV........    12,500(1)        8.8             45.875         12/19/05      360,688       913,938
Ronald H. Ridgway..............    15,000(1)       10.6             45.875         12/19/05      432,825     1,096,725
C. Wayne Godsey................     5,000(2)        3.5             45.50           7/26/05      143,050       362,600
C. Wayne Godsey................     4,000(1)        2.8             45.875         12/19/05      115,420       292,460

---------------
(1) Each option becomes exercisable in one-third increments over a three-year period on the anniversary date of the grants.

(2) Option becomes exercisable in one-fifth increments over a five-year period on the anniversary date of the grant.

     The following table provides information on option/SAR exercises in fiscal 1995 by the named executive officers and the value of such officers' unexercised options/SARs at December 31, 1995:

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 1995 OPTION VALUES

                                                                                    FISCAL YEAR-END
                                                              ------------------------------------------------------------
                                                              (D)                                         (E)
                  EXERCISES DURING YEAR
----------------------------------------------------------       NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED
                               (B)                                    OPTIONS/SARS                    IN-THE-MONEY
                                  SHARES       (C)                      (SHARES)                   OPTIONS/SARS($)(1)
(A)                            ACQUIRED ON        VALUE       ----------------------------    ----------------------------
            NAME                 EXERCISE      REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------   ------------    -----------    -----------    -------------    -----------    -------------
Michael E. Pulitzer.........           0        $       0             0               0       $         0      $       0
Ken J. Elkins...............       2,920           60,756        95,729          43,334         2,618,990        436,575
Nicholas G. Penniman IV.....      10,313          212,061        83,333          29,167         2,293,123        338,444
Ronald H. Ridgway...........       2,920           60,756        93,646          31,667         2,579,308        343,131
C. Wayne Godsey.............           0                0        20,812          14,001           555,293        113,019

---------------
(1) Computed based upon the difference between closing price of the Company's Common Stock on December 31, 1995, and the exercise price. Stock options and stock prices have been adjusted to reflect the impact of a Common Stock and a Class B Common Stock split, effected in the form of a 25% stock dividend, declared by the Company's Board of Directors on January 4, 1995.

     Pulitzer Publishing Company Pension Plan. Effective January 1, 1989, the Board of Directors of the Company established the Pulitzer Publishing Company Pension Plan (the "Pension Plan"). Generally, the Pension Plan provides retirement benefits to non-union employees of the Company and all employees of the Company's broadcasting subsidiaries. The Company's executive officers, other than Glenn A. Christopher, are covered under the Pension Plan.

     Pursuant to a plan merger in 1989, the Pension Plan received assets from and assumed liabilities of the Joseph Pulitzer Pension Plan (with respect to non-union employees of the Company) and a number of separate pension plans which previously covered employees of the Company's broadcasting subsidiaries. The Joseph Pulitzer Pension Plan continues to cover certain union and other present or retired employees, including Glenn A. Christopher, not covered by the Pension Plan.

     Generally, the Pension Plan provides a monthly retirement income benefit, commencing at normal retirement age (later of age 65 or five years of service), based upon previous accruals under the defined benefit plans merged into the Pension Plan, as well as future benefit accruals of (i) 1.5% of "monthly earnings" for each year of post-1988 service up to 25 years, (ii) 1% of "monthly earnings" for each year of post-1988 service beyond 25 years and (iii) .5% of "monthly earnings" in excess of "covered compensation" for each year of service up to a total of 35 years (subject to certain limitations). Generally, monthly earnings means the monthly average of an employee's base earnings in the specified years, and covered compensation means base compensation with respect to which social security benefits are earned. Retirement benefits become nonforfeitable when a covered employee completes five years of service. A covered employee may retire with reduced benefits after attaining age 55 and completing five years of service.

     Total estimated annual retirement benefits for Michael E. Pulitzer, Ken J. Elkins, Nicholas G. Penniman IV, Ronald H. Ridgway and C. Wayne Godsey under the Pension Plan, assuming they continue in their current positions at their current levels of compensation and retire at age 65 (or at the present date if older than 65), are $50,531, $70,643, $69,107, $64,328 and $59,269, respectively. The following table shows the estimated annual pension payable under the Pension Plan to persons retiring at age 65. The table reflects the fact that the benefits provided by the Pension Plan's formula are subject to certain limitations under the Internal Revenue Code of 1986, as amended (the "Code").

                                       ESTIMATED ANNUAL PENSION BENEFITS
   ANNUAL                                FOR YEARS OF SERVICE INDICATED
COMPENSATION                  ----------------------------------------------------
AT RETIREMENT                 15 YRS.    20 YRS.    25 YRS.    30 YRS.    35 YRS.
-------------                 --------   --------   --------   --------   --------
  $150,000..................   $30,628    $36,498    $40,949    $42,269    $43,069
   200,000..................    41,526     49,584     55,748     57,738     59,034
   250,000..................    42,932     57,242     70,546     73,206     74,998
   300,000..................    42,932     57,242     71,553     82,114     90,963
   350,000..................    42,932     57,242     71,553     82,114     92,674
   400,000..................    42,932     57,242     71,553     82,114     92,674
   450,000..................    42,932     57,242     71,553     82,114     92,674
   500,000..................    42,932     57,242     71,553     82,114     92,674

---------------
This table reflects the fact that the benefit provided by the Pension Plan's formula is subject to certain constraints under the Code. For 1995, the maximum annual benefit is $120,000 under Code Section 415. Furthermore, under Code
Section 401(a)(17), the maximum annual compensation that may be reflected in 1996 is $150,000. These dollar limits are subject to cost of living increases in future years.

     Supplemental Executive Benefit Pension Plan. In 1986, the Board of Directors of the Company adopted an unfunded Supplemental Executive Benefit Pension Plan (the "Supplemental Plan") to provide supplemental retirement benefits to such executive officers and highly compensated employees of the Company, other than Glenn A. Christopher, as are selected from time to time by the Board of Directors. The Supplemental Plan will provide an annual retirement benefit equal to 40% of the executive's final three-year average compensation (proportionally reduced for service under 25 years), less the amounts payable under any qualified defined benefit pension plans (including the Pension Plan) or defined contribution plan (exclusive of employee contributions and earnings thereon) maintained by the Company. The Supplemental Plan also provides for retirement benefits in reduced amounts in the event of early retirement between ages 55 and 65 after ten years of service and for a surviving spouses's benefit (equal to one-half of the benefit otherwise payable) if death occurs while an executive is still employed or after benefits have commenced. The estimated credited years of service for Michael E. Pulitzer, Ken J. Elkins, Nicholas G. Penniman IV, Ronald H. Ridgway and C. Wayne Godsey under the Supplemental Plan are 35 years, 34 years, 20 years, 25 years and 8 years, respectively. See "Employment and Other Agreements" for a description of the Company's individual supplemental retirement arrangements with Glenn A. Christopher.

     The following table shows the estimated annual pension benefits payable, inclusive of amounts payable under the Pension Plan and defined contribution plan (exclusive of employee contributions and earnings thereon), to persons retiring at age 65 in the specified compensation and years-of-service classifications. The Supplemental Plan benefit is the difference between the total benefit shown in the following table and the amounts payable under the Pension Plan and defined contribution plan (exclusive of employee contributions and earnings thereon). Total estimated annual retirement benefits for Michael E. Pulitzer, Ken J. Elkins, Nicholas G. Penniman IV, Ronald H. Ridgway and C. Wayne Godsey under the Supplemental Plan, assuming they continue in their current positions at their current levels of compensation and retire at 65 (or at the present date if older than 65), are $331,059, $142,786, $101,576, $80,618 and
$46,509, respectively.

                                   ESTIMATED ANNUAL PENSION BENEFITS
FINAL THREE-                         FOR YEARS OF SERVICE INDICATED
YEAR AVERAGE            --------------------------------------------------------
COMPENSATION            15 YRS.     20 YRS.     25 YRS.     30 YRS.     35 YRS.
------------            --------    --------    --------    --------    --------
  $150,000............  $ 36,000    $ 48,000    $ 60,000    $ 60,000    $ 60,000
   200,000............    48,000      64,000      80,000      80,000      80,000
   250,000............    60,000      80,000     100,000     100,000     100,000
   300,000............    72,000      96,000     120,000     120,000     120,000
   350,000............    84,000     112,000     140,000     140,000     140,000
   400,000............    96,000     128,000     160,000     160,000     160,000
   450,000............   108,000     144,000     180,000     180,000     180,000
   500,000............   120,000     160,000     200,000     200,000     200,000

     The Pulitzer Retirement Savings Plan. The Company also maintains the Pulitzer Retirement Savings Plan (the "Retirement Savings Plan") for the benefit of employees of the Company and certain subsidiaries. The Retirement Savings Plan is intended to be a qualified plan under Section 401(a) of the Code, and contains a qualified cash or deferred arrangement as described under Section 401(k) of the Code. The Retirement Savings Plan is funded through the Company's contributions and participating employees' elective 401(k) deferrals. Generally, employees may defer through payroll deductions up to 16% of their regular salary (10% if annual salary equals or exceeds $66,000, subject to adjustment each year), but not more than the annual 401(k) limit which, for 1996, is $9,500. The Company's executive officers receive a 50% match of employee elective deferrals up to a maximum of 2% of covered compensation plus $40 per month.

     The Company's contributions under the Retirement Savings Plan for the accounts of the five most highly compensated executive officers of the Company are included in the amount of cash compensation set forth opposite their names on the Summary Compensation Table set forth on page 12.

     Insurance Benefits. In 1986, the Board of Directors adopted an insurance benefit program for certain of its executive officers and key employees to provide group life, accidental death and dismemberment and long-term disability insurance coverage in addition to the nondiscriminatory group life and accidental death and dismemberment insurance coverage maintained by the Company for all its employees. The group life insurance benefit was increased to equal
1 1/2 times the executive's total annual compensation, but in no event may it exceed $250,000. Upon retirement, the group life insurance coverage is reduced to $50,000. The accidental death and dismemberment coverage equals the amount of the group life insurance benefit and terminates upon retirement.

     Long-term disability insurance coverage was instituted to provide a salary replacement equal to 60% of total compensation, subject to a maximum monthly benefit payment of $10,000. Benefits are payable after the ninetieth day of total disability and continue for the duration of the disability or until age
65. Executives who become disabled after age 60 are entitled to reduced benefits. Benefits are integrated with other sources of disability income, such as Social Security Disability Income.

     Employment and Other Agreements. The Company has an employment agreement with Michael E. Pulitzer which provided for a base salary of $800,000 per annum effective January 1, 1995. The agreement has a one-year term and provides for automatic successive one-year terms with payment of such base salary as shall be mutually agreed by Michael E. Pulitzer and the Company, unless notice is given by either party to the contrary. The employment agreement was renewed for 1996, providing for a base salary of $850,000 per annum. In order to lessen the likelihood that compensation payable to Mr. Pulitzer will not be deductible by the Company, Mr. Pulitzer has agreed to defer the payment to him of compensation in excess of $1 million. For the 1995 fiscal year, this amount was $250,314. The deferred compensation is an unsecured obligation of the Company, bears interest at an annual rate equal to the one-year treasury rate at the beginning of each year (commencing January 1, 1995), and, unless such amount can be paid earlier without the loss of deduction by the Company, such amount will be paid to Mr. Pulitzer on the first day of the calendar year next following the date of the termination of Mr. Pulitzer's employment.

     The Company has a consulting agreement and two supplemental retirement benefit agreements with Glenn A. Christopher. The consulting agreement, as amended and effective May 1, 1993 (the "Consulting Agreement"), provided for the payment of $25,000 for the period of May 1, 1993 through April 30, 1996 in respect of consulting services provided by him to the Company. The first supplemental retirement benefit agreement, dated June 5, 1984 (the "First Supplemental Agreement"), provides for a supplemental retirement benefit of $100,000 (plus interest thereon at an annual rate of 120 basis points below the interest rate on the first business day of the year of the U.S. Government 12% Treasury Bond maturing in August of 2013) to be paid to Mr. Christopher in 180 monthly installments following the termination of his employment with the Company. The Company and Mr. Christopher have agreed in the Consulting Agreement to defer the payment of the benefits to which Mr. Christopher is entitled under the First Supplemental Agreement until such date as mutually agreed by them. The second supplemental retirement benefit agreement, dated October 26, 1984 (the "Second Supplemental Agreement"), provides for an annual supplemental retirement benefit equal to $90,000 to be reduced to $45,000 upon his death, so long as his wife shall survive him. All such payments, however, are to be reduced by $52,986 received by Mr. Christopher or by $26,493 to be received by his wife, if she survives him, under the Joseph Pulitzer Pension Plan. Payments to Mr. Christopher commenced under the Second Supplemental Agreement following his termination of employment with the Company on August 31, 1988.

                            STOCK PERFORMANCE GRAPH

     The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
   (PULITZER, S&P 500, S&P PUBLISHING (NEWSPAPERS) INDEX, S&P BROADCAST MEDIA
                                     INDEX)

                          PULITZER PUBLISHING COMPANY
                          RELATIVE MARKET PERFORMANCE
                             TOTAL RETURN 1990-1995

      MEASUREMENT PERIOD           PULITZER       S&P 500 IN-     PUBLISHING     BROADCAST MED
    (FISCAL YEAR COVERED)         PUBLISHING          DEX        (NEWSPAPERS)         IA
DEC90                                   100.00          100.00          100.00          100.00
DEC91                                   124.75          130.47          121.09          107.76
DEC92                                   197.15          140.41          135.41          131.18
DEC93                                   229.31          154.56          156.83          184.00
DEC94                                   260.61          156.60          144.88          170.84
DEC95                                   392.78          215.45          182.54          223.65

     The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the S&P 500 Composite, the S&P Publishing (Newspapers) Index and the S&P Broadcast Media Index is based on the stock price or composite index at the end of fiscal 1990.

     The above graph compares the performance of the Company with that of the S&P 500 Companies, the S&P Publishing (Newspapers) Index and the S&P Broadcast Media Index, with the investment weighted on market capitalization. Companies included in the S&P Publishing-Newspapers Index are: Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, The Times Mirror Company and Tribune Company. Companies included in the S&P Broadcast Media Index are: Capital Cities/ABC, Inc., Comcast Corp., Tele-Communications, Inc., and U.S. West Media Group.

                PROPOSAL TO APPROVE THE ADOPTION OF AN AMENDMENT
                    OF THE PULITZER PUBLISHING COMPANY 1994
                               STOCK OPTION PLAN

     On February 13, 1996, the Board of Directors unanimously adopted, subject to stockholder approval, an amendment to the Company's 1994 Stock Option Plan (the "Plan"). The amendment provides that the automatic stock option grant to non-employee directors for 1996 will be 1,500 shares, and that subsequent annual grants will be for 1,250 shares, subject to adjustment for future capital changes, if any. The Company's current non-employee directors who are eligible to receive options under the Plan are Messrs. Repetti and Snowden and Ms. Hayes. As of March 8, 1996, each of Messrs. Repetti and Snowden and Ms. Hayes had been granted options to purchase 2,250 shares, having an aggregate market value of $119,531.25. The purposes of the amendment are to adjust the automatic option grants to non-employee directors to reflect the Company's 1995 stock split and to clarify that similar adjustments will be made to reflect future capital changes, if any. The primary features of the Plan are summarized below. The full text of the Plan, including the proposed amendment thereto, is set forth in Exhibit A to the Proxy Statement and the following discussion is qualified by reference thereto.

     The Plan permits the granting of options to purchase shares of the Company's Common Stock to present and future officers and other key employees or personnel of the Company or a "subsidiary" of the Company, which, for this purpose, includes any entity (whether or not incorporated) in which the Company has an ownership interest, directly or indirectly, of at least 50%. Options may not be granted to Michael E. Pulitzer. The exercise price per share of stock subject to such options shall be its fair market value on the date of grant and, unless sooner terminated, each such option shall expire ten years from the date of grant. Subject to adjustment to reflect stock dividends and other capital changes, a total of 1,875,000 shares of Common Stock may be issued under the Plan of which no more than 125,000 shares may be issued to non-employee directors under the automatic grant feature, and the number of shares covered by options granted to an employee in any calendar year may not exceed 187,500.

     The Plan is administered by a committee (the "Committee") which consists of at least two non-employee directors appointed by the Board of Directors. Subject to the provisions of the Plan, and except as specifically provided with respect to options automatically granted to non-employee directors, the Committee has the authority to determine the individuals to whom stock options will be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the vesting restrictions (if any) with respect to the exercise of each option, the terms for payment of the option price and other terms and conditions. Payment for shares acquired upon the exercise of an option may be made (as determined by the Committee) in cash, by promissory note or by shares of Common Stock. Options granted to employees may be designated as "incentive stock options" eligible for favorable income tax treatment under the Code.

     Options may not be transferred during the lifetime of an optionee. The Plan may be amended or terminated at any time by the Board of Directors, subject, however, to stockholder approval in the case of certain material enhancements. Subject to earlier termination, no option may be exercised more than ten years from the date of grant. No options may be granted under the Plan after March 14, 2004.

     An optionee will not realize taxable income upon the grant of an option. In general, the holder of an option which does not qualify as an "incentive stock option" (within the meaning of Section 422 of the Code) will realize ordinary income when the option is exercised equal to the excess of the value of the stock over the exercise price (i.e., the option spread), and the Company receives a corresponding deduction, subject to the executive compensation deduction limitations of Section 162(m) of the Code. (If the optionee is subject to the six-month restrictions on sale of Common Stock under Section 16(b) of the Securities Exchange Act of 1934, the optionee generally will recognize ordinary income on the date the restrictions lapse, unless an early income recognition election is made.) Upon a later sale of the stock, the optionee will realize capital gain or loss equal to the difference between the selling price and the value of the stock at the time the option was exercised.

     If the Proposal is adopted, the non-employee directors of the Company will receive stock options under the Plan in 1996 as set forth in the following table:

                      STOCK OPTIONS TO BE GRANTED IN 1996
                      TO NON-EMPLOYEE DIRECTORS UNDER THE
               PULITZER PUBLISHING COMPANY 1994 STOCK OPTION PLAN

                                                                 EXERCISE PRICE     NUMBER OF
                          NAME AND POSITION                     PER STOCK OPTION     OPTIONS
        -----------------------------------------------------   ----------------    ---------
        Alice B. Hayes, Director.............................          (1)            1,500
        Peter J. Repetti, Director...........................          (1)            1,500
        James M. Snowden, Jr., Director......................          (1)            1,500
                                                                                      -----
                                                                                      4,500(2)

---------------
(1) The exercise price per stock option will be equal to the closing price of the Common Stock on April 25, 1996, the date of grant.

(2) Subsequent to 1996, each non-employee director eligible to participate in the Plan will receive 1,250 options, annually.

     The affirmative vote of the holders of a majority of the aggregate voting power of the Company's shares of Common Stock and Class B Common Stock represented in person or by proxy at the Annual Meeting is required for the adoption of the Proposal.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ADOPTION OF THE AMENDMENT OF THE PULITZER PUBLISHING COMPANY 1994 STOCK OPTION PLAN.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Although the by-laws of the Company do not require the submission of the selection of independent auditors to the stockholders for approval, the Board of Directors considers it desirable that its appointment of independent auditors be ratified by the stockholders. Deloitte & Touche LLP has been the independent auditors for the Company and will serve in that capacity for the 1996 fiscal year. The Board of Directors will ask the stockholders to ratify the appointment of this firm as independent auditors for the Company at the Annual Meeting.

     A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from the stockholders.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals that are intended to be presented at the 1997 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 5, 1996, for inclusion in the Board of Directors' proxy statement and form of proxy relating to such meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment. The prompt return of your proxy will be appreciated. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          JAMES V. MALONEY
                                          Secretary

Dated: March 29, 1996

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: PULITZER PUBLISHING COMPANY, ATTN: JAMES V. MALONEY, SECRETARY, 900 NORTH TUCKER BOULEVARD, ST. LOUIS, MISSOURI 63101.

                                                                       EXHIBIT A

     Below is the text of the Company's 1994 Stock Option Plan as proposed to be amended pursuant to Proposal No. 2. Proposed language to the 1994 Stock Option Plan is set forth in bold print, and the language to be deleted is set forth in brackets.

                          PULITZER PUBLISHING COMPANY
                             1994 STOCK OPTION PLAN

     1. Purpose. The purpose of the Pulitzer Publishing Company 1994 Stock Option Plan (the "Plan") is to enable Pulitzer Publishing Company (the "Company") and its stockholders to secure the benefit of the incentives inherent in common stock ownership by (a) present and future officers and other key employees and personnel of the Company and its subsidiaries, which, except as otherwise specified herein, shall include any entity in which the Company has an ownership interest, directly or indirectly, of at least 50% (a "Subsidiary"), and (b) Non-Employee Directors (within the meaning of Section 6(a) hereof).

     2. Stock Subject to the Plan. Subject to the provisions of Section 7(a) hereof, the Company may issue and sell a total of 1,875,000 shares of its common stock, $.01 par value (the "Common Stock"), pursuant to the Plan, of which no more than 125,000 shall be issuable pursuant to Section 6 (relating to nondiscretionary grants to Non-Employee Directors). Such shares may be either authorized and unissued or held by the Company in its treasury. The maximum option grant which may be made in any calendar year to any employee of the Company or a Subsidiary shall not cover more than 187,500 shares. New options may be granted under the Plan with respect to shares of Common Stock which are covered by the unexercised portion of an option which terminates or expires by its terms, by cancellation or otherwise.

     3. Administration. The Plan will be administered by a committee (the "Committee") consisting of at least two directors appointed by and serving at the pleasure of the Board of Directors of the Company (the "Board"). Each member of the Committee will be a "disinterested director" within the meaning and for the purposes of Rule 16b-3 issued by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to grant options under the Plan, to interpret the provisions of the Plan, to fix and interpret the provisions of option agreements made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company or of a Subsidiary to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or wilful misconduct. Notwithstanding anything to the contrary herein contained, the Board shall be responsible for administering the provisions hereof in connection with nondiscretionary options granted pursuant to Section 6 hereof and all references herein to the Committee shall be deemed to refer to the Board with respect to any such option grant.

     4. Eligibility. Options may be granted under the Plan to present and future officers and other key employees or other personnel of the Company or a Subsidiary, except Michael E. Pulitzer. Options may be granted to Non-Employee Directors only in accordance with Section 6 hereof. Subject to the provisions of the Plan, the Committee may from time to time select the persons to whom options will be granted, and will fix the number of shares covered by each such option and establish the terms and conditions thereof (including, without limitation, the exercise price, restrictions on the exercisability of the option and/or on the disposition of the shares of Common Stock issued upon exercise thereof, and whether or not the option is to be treated as an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (an "Incentive Stock Option").

     5. Terms and Conditions of Options. Each option granted under the Plan will be evidenced by a written agreement in a form approved by the Committee. Subject to the provisions hereof, including, without limitation, the provisions of
Section 6, each such option will be subject to the terms and conditions set forth in this paragraph and such additional terms and conditions not inconsistent with the Plan as the Committee deems appropriate.

          (a) Option Exercise Price. The exercise price per share may not be less than the fair market value of a share of Common Stock on the date the option is granted (110% in the case of an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of a subsidiary of the Company within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (a "ten percent shareholder")). For purposes hereof, the fair market value of a share of Common Stock on any date shall be equal to the closing price per share as published by a national securities exchange on which shares of Common Stock are traded on such date or, if there is no sale on such date, on the next preceding date on which shares of Common Stock are traded.

          (b) Option Period. The period during which an option may be exercised will be fixed by the Committee and will not exceed ten years from the date the option is granted (five years in the case of an Incentive Stock Option granted to a "ten percent shareholder").

          (c) Exercise of Options. No option will become exercisable unless the person to whom the option is granted remains in the continuous employ or service of the Company or a Subsidiary for at least six months (or for such other period as the Committee may designate) from the date the option is granted. The Committee will determine and will set forth in the option agreement any vesting or other restrictions on the exercisability of the option, subject to earlier termination of the option as may be required hereunder, and any vesting or other restrictions on shares of Common Stock acquired pursuant to the exercise of the option. An option may be exercised by transmitting to the Company, in a manner prescribed or approved by the Committee, (1) a written notice specifying the number of shares to be purchased, and (2) payment of the exercise price in cash or by personal check or by such other means or in such other manner of payment as the Committee may permit, together with the amount, if any, deemed necessary by the Company to enable the Company or a Subsidiary, as the case may be, to satisfy its income tax withholding obligations with respect to such exercise unless other arrangements acceptable to the Company are made with respect to the satisfaction of such withholding obligations. Subject to the provisions of applicable law, the Company may agree to retain and withhold a number of shares of Common Stock sufficient to reimburse the Company for all or part of its withholding tax obligation.

          (d) Payment of Exercise Price. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan may be paid in cash and/or such other form of payment as may be permitted under the option agreement, including, without limitation, previously-owned shares of Common Stock and installment payments under the optionee's promissory note.

          (e) Rights as a Stockholder. No shares of Common Stock will be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made (and/or provided for if all or a portion of the purchase price is being paid in installments). The holder of an option will have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise specifically provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

          (f) Nontransferability of Options. No option shall be assignable or transferrable except upon the optionee's death to a beneficiary designated by the optionee in accordance with procedures established by the Committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee's will or by the laws of descent and distribution. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's guardian or legal representative.

          (g) Termination of Employment or Other Service. If an optionee ceases to be employed by or to perform services for the Company and any Subsidiary, then, unless terminated sooner under the provisions hereof or of the optionee's option agreement, and unless determined otherwise by the Committee acting in its sole discretion, (a) if such termination of employment occurs by reason of the optionee's death, disability, retirement after age 65 or voluntary retirement with the consent of the Company before age 65, then the optionee's outstanding options will be fully vested and may be exercised within three years from the date of the termination of employment or service, and, at the end of such three-year period, any unexercised outstanding options will terminate; and (b) if the optionee's employment or service is terminated for any reason other than the optionee's death, disability, retirement after age 65 or voluntary retirement with the consent of the Company before age 65, then the optionee's outstanding options, to the extent then otherwise vested and exercisable, may be exercised within sixty days from the date of such termination of employment or service and, at the end of such sixty-day period, any unexercised vested and outstanding options will terminate, and the optionee's nonvested outstanding options will terminate upon the optionee's termination of employment or service.

          (h) Other Provisions. The Committee may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable. In the case of an Incentive Stock Option, at the time the option is granted the aggregate fair market value (determined at the time of grant) of the shares of Common Stock with respect to which the Incentive Stock Option is exercisable for the first time by the optionee during any calendar year may not exceed $100,000.

     6. Grant of Options to Non-Employee Directors.

          (a) Definition. For all purposes hereof, the term "Non-Employee Director" means any member of the Board who is not also an employee of the Company or a Subsidiary.

          (b) Nondiscretionary Grants. An option to purchase 1,000 shares of Common Stock will automatically be granted to each Non-Employee Director on the date this Plan is adopted by the Board, subject, however, to the approval of the Plan by the Company's stockholders at their next annual meeting. IN ADDITION, ON THE DAY FOLLOWING THE DATE OF EACH ANNUAL MEETING OF THE COMPANY'S STOCKHOLDERS WHICH IS HELD SUBSEQUENT TO THE ANNUAL MEETING AT WHICH THIS PLAN IS APPROVED, AN OPTION TO PURCHASE SHARES OF COMMON STOCK WILL AUTOMATICALLY BE GRANTED TO EACH NON-EMPLOYEE DIRECTOR WHO IS THEN SERVING AS A MEMBER OF THE BOARD PURSUANT TO THE FOLLOWING
     FORMULA: (A) 1,000 SHARES FOLLOWING THE 1995 ANNUAL MEETING, (B) 1,500 SHARES FOLLOWING THE 1996 ANNUAL MEETING, AND (C) 1,250 SHARES FOLLOWING EACH ANNUAL MEETING THEREAFTER. [In addition, on the day following the date of each annual meeting of the Company's stockholders which is held subsequent to the annual meeting at which this Plan is approved, an option to purchase 1,000 shares of Common Stock will automatically be granted to each Non-Employee Director who is then serving as a member of the Board.] Notwithstanding the foregoing, no option may be granted to a Non-Employee Director who, on the date the option would otherwise be granted, beneficially owns (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) 1% or more of the Common Stock of the Company or of any other class of capital stock of the Company.

          (c) Terms and Conditions of Nondiscretionary Option
     Grants. Notwithstanding anything to the contrary contained herein, in the case of an option granted to a Non-Employee Director under this Section,
     (1) the exercise price per share shall be equal to the fair market value of a share of Common Stock on the date the option is granted; (2) unless sooner terminated, the option will expire on the date ten years from the date the option is granted; (3) unless amended pursuant to Section 8 hereof, the option will not be exercisable (and will thereupon expire) if the optionee's service as a director ends for any reason other than death or disability prior to the annual meeting of the Company's stockholders next following the date as of which the option is granted; (4) the purchase price of shares of Common Stock acquired pursuant to the exercise of the option shall be payable in cash or by personal check or with previously-owned shares of Common Stock, or a combination thereof; and (5) unless sooner terminated hereunder, the option will continue to be exercisable for three years following the date of the optionee's termination of service as a member of the Board.

          (d) General. It is intended that options granted under this Section shall constitute nondiscretionary options granted under a "formula plan" within the meaning and for the purposes of Rule 16b-3. The provisions of the Plan and of any option agreement made in connection with options granted under this Section of the Plan shall be interpreted and applied accordingly.

     7. Capital Changes, Reorganization, Sale.

          (a) Adjustments Upon Changes in Capitalization. THE AGGREGATE NUMBER AND CLASS OF SHARES FOR WHICH OPTIONS MAY BE GRANTED UNDER THE PLAN, THE MAXIMUM NUMBER OF SHARES FOR WHICH OPTIONS MAY BE GRANTED TO ANY INDIVIDUAL IN ANY CALENDAR YEAR, THE NUMBER AND CLASS OF SHARES WHICH ARE AUTOMATICALLY GRANTED UNDER SECTION 6(B), THE NUMBER AND CLASS OF SHARES COVERED BY EACH OUTSTANDING OPTION AND THE EXERCISE PRICE PER SHARE SHALL ALL BE ADJUSTED PROPORTIONATELY OR AS OTHERWISE APPROPRIATE TO REFLECT ANY INCREASE OR DECREASE IN THE NUMBER OF ISSUED SHARES OF COMMON STOCK RESULTING FROM A SPLIT-UP OR CONSOLIDATION OF SHARES OR ANY LIKE CAPITAL ADJUSTMENT, OR THE PAYMENT OF ANY STOCK DIVIDEND, AND/OR TO REFLECT A CHANGE IN THE CHARACTER OR CLASS OF SHARES COVERED BY THE PLAN ARISING FROM A READJUSTMENT OR RECAPITALIZATION OF THE COMPANY'S CAPITAL STOCK. [The aggregate number and class of shares for which options may be granted under the Plan, the maximum number of shares for which options may be granted to any individual in any calendar year, the number and class of shares covered by each outstanding option and the exercise price per share shall all be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company's capital stock.]

          (b) Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section 7(b), in the event of an Exchange Transaction (as defined below), all optionees will be permitted to exercise their outstanding options in whole or in part (whether or not otherwise exercisable) immediately prior to such Exchange Transaction, and any outstanding options which are not exercised before the Exchange Transaction will thereupon terminate. Notwithstanding the preceding sentence, if, as part of the Exchange Transaction, the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board, in its sole discretion, so directs, then all outstanding options will be converted into options to purchase shares of Exchange Stock. The amount and price of converted options will be determined by adjusting the amount and price of the options granted hereunder on the same basis as the determination of the number of shares of Exchange Stock the holders of Common Stock will receive in the Exchange Transaction and, unless the Board determines otherwise, the vesting conditions with respect to the converted options will be substantially the same as the vesting conditions set forth in the original option agreement.

          (c) Definition of Exchange Transaction. For purposes hereof, the term "Exchange Transaction" means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Board in its sole discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.

          (d) Fractional Shares. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and each such option will cover only the number of full shares resulting from the adjustment.

          (e) Determination of Board to be Final. All adjustments under this Section shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

     8. Amendment and Termination. The Board may amend or terminate the Plan, provided, however, that no such action may affect adversely any outstanding option without the written consent of the optionee. Except as otherwise provided in Section 7, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, increase the number of shares with respect to which options may be granted to any individual in any calendar year, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the Company's stockholders. The Committee may amend the terms of any stock option agreement made hereunder at any time and from time to time (e.g., to accelerate vesting upon a change of control), provided, however, that any amendment which would adversely affect the rights of the optionee may not be made without the optionee's prior written consent. Notwithstanding anything to the contrary contained herein or in any option agreement made hereunder, the provisions of Section 6 of the Plan and any other provision of the Plan or of an option agreement relating to the timing of nondiscretionary option grants to Non-Employee Directors, the amount of shares covered by any such option grant and the exercise price thereunder may not be amended more than once in every six months, and no amendment may be made to the Plan or an option agreement if, as a result of such amendment, the provisions of the Plan relating to nondiscretionary option grants to Non-Employee Directors would no longer qualify as a "formula plan" under Rule 16b-3.

     9. No Rights Conferred. Nothing contained herein will be deemed to give any individual any right to receive an option under the Plan or to be retained in the employ or service of the Company or any Subsidiary.

     10. Governing Law. The Plan and each option agreement shall be governed by the laws of the State of Delaware.

     11. Decisions and Determinations of Committee to be Final. Any decision or determination made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under this Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final and binding.

     12. Term of the Plan. The Plan shall be effective as of the date on which it is adopted by the Board, subject to the approval of the stockholders of the Company within one year from the date of adoption by the Board. The Plan will terminate on the date ten years after the date of adoption, unless sooner terminated by the Board. The rights of optionees under options outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the option (as then in effect or thereafter amended) and the Plan.

                         PULITZER PUBLISHING COMPANY
            THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 24, 1996

P   Michael E. Pulitzer and David E. Moore, and each of them, as the true and
R   lawful attorneys, agents and proxies of the undersigned, with full power of
O   substitution, are hereby authorized to represent and to vote, as
X   designated below, all shares of Common Stock of Pultizer Publishing Company
Y held of record by the undersigned on March 8, 1996 at the Annual Meeting of Stockholders to be held at 10:00 A.M., Central Daylight Time, on April 24, 1996, at WDSU-TV, 846 Howard Avenue, New Orleans, Louisiana 70113 and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

    Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

    The signer acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                SEE REVERSE SIDE

    PLEASE MARK YOUR
[X] VOTES AS IN THIS
    EXAMPLE

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH BELOW AND "FOR" PROPOSAL(S) 2 AND 3.

                                 FOR        WITHHELD

1.  Election of Directors                            Nominess:
                                                     Emily Rauh Pulitzer
                                                     Alice B. Hayes
                                                     James M. Snowden, Jr.

For, except vote withheld from the following nominee(s):

_______________________________________________________

                                                   FOR       AGAINST     ABSTAIN


2.  Approval of proposal to amend the
    Pulitzer Publishing Company 1994 Stock
    Option Plan.

3.  Ratification of the Appointment of
    Deloitte & Touche LLP as Independent
    Auditors of the Company for the
    1996 Fiscal Year.






SIGNATURE(S) _____________________________________  DATE _____________

NOTE:  Please sign exactly as name appears hereon.
       Each joint owner should sign.
       Executors, administrators, trustees, etc., should give full title.